Exhibit 99.1

DURECT Announces Promotions and Management Changes

CUPERTINO, Calif., February 13, 2004 /PRNewswire-FirstCall/ — Durect Corporation (Nasdaq: DRRX) announced today that Dr. Su IL Yum has been promoted to Senior Vice President of Engineering.

“We are very fortunate to have Su IL to help us through these formative years at DURECT, where he is able to guide the development of our first products to commercial introduction,” stated Dr. Felix Theeuwes, Chairman and Chief Scientific Officer of DURECT. “Dr. Yum is a key member of our management team and has been a strong contributor to our research and development efforts particularly in the development of DURECT’s parental and oral drug delivery systems. Since joining DURECT, he has continuously been involved in the application of several of DURECT’s platform technologies to develop significant value-added pharmaceutical products. His fundamental insight into mass transport phenomena and product design were instrumental to his successful career at several pharmaceutical companies and at DURECT.”

Prior to joining DURECT, Dr. Yum served as Senior Technical Advisor at Amira Medical, where he participated in the development of a pain free glucose detector called AtLast®. Prior to joining Amira, he held a number of senior positions in project management and engineering at ALZA Corporation and contributed to the development of a number of ALZA’s enabling drug delivery technologies and commercial products, most notably transdermal patch products such as Nicoderm® (nicotine patch) and Duragesic® (fentanyl patch).

Dr. Yum earned his Ph.D. degree in Chemical Engineering from the University of Minnesota, and completed a Post-doctoral research in Biomedical Engineering at the University of Utah. He has more than 40 scientific publications and is the inventor of more than 60 U.S. and foreign patents. Dr. Yum is a Fellow of the American Association of Pharmaceutical Scientists.

DURECT also announced today that Jian Li, has been promoted to Vice President of Finance and Corporate Controller.

“Jian has served DURECT with the utmost dedication and integrity. She has been instrumental in creating and maintaining financial and accounting systems at DURECT to ensure compliance with applicable rules and regulations and accurate and timely financial reporting,” stated Thomas A. Schreck, Co-Founder and Chief Financial Officer of DURECT.

Ms. Li joined DURECT in March of 2000 as Accounting Manager and was promoted to Corporate Controller in April of 2001. Prior to joining DURECT, she held various positions at Elan Pharmaceuticals in California and GTE Hawaiian Telephone in Honolulu, Hawaii in the roles of Financial Analyst, Accountant and Marketing Analyst. Ms. Li earned her M.B.A. in Finance from the University of Hawaii at Manoa in 1995. She is also a Certified Public Accountant and a member of American Institute of Certified Public Accountants.

DURECT also announced today that Judy Magruder, who has served as one of DURECT’s Sr. Vice Presidents of development is leaving the company to pursue other opportunities. Ms. Magruder will continue to act as a consultant for DURECT.

“As one of the early members of our management team, Judy made significant contributions in helping establish DURECT’s development infrastructure with her expertise in project management and quality assurance,” said Jim Brown, President and Chief Executive Officer, “Judy has been a valued friend and colleague and we wish her all the best.”

About DURECT Corporation

DURECT Corporation (www.durect.com) is pioneering the development and commercialization of pharmaceutical systems for the treatment of chronic debilitating diseases and enabling biotechnology-based pharmaceutical products. DURECT’s goal is to deliver the right drug to the right site in the right amount at the right time. DURECT’s lead product in development is CHRONOGESIC, a 3-month product for the treatment of chronic pain. DURECT also owns three proprietary drug delivery platform technologies, including the SABER Delivery System (a patented and versatile depot injectable useful for protein and small molecule delivery), the MICRODUR(TM) Biodegradable Microparticulates (microspheres injectable system) and the DURIN(TM) Biodegradable Implant (drug-loaded implant system) upon which DURECT is developing a pipeline of other products.

NOTE:

CHRONOGESIC®, SABER(TM), MICRODUR(TM) and DURIN(TM) are trademarks of DURECT Corporation. Other trademarks referred to belong to their respective owners.

The statements in this press release regarding DURECT’s products in development and product development plans are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s ability to complete the design, development, and manufacturing process development of its products, manufacture and commercialize its products, obtain product and manufacturing approvals from regulatory agencies, manage its growth and expenses, manage relationships with third parties, finance its activities and operations, as well as marketplace acceptance of DURECT’s products. Further information regarding these and other risks is included in DURECT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 14, 2003, DURECT’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the SEC on November 13, 2003 and other periodic reports filed with the SEC under the heading “Factors that may affect future results.”

CONTACT: Schond L. Greenway, Senior Director, Investor Relations and Strategic Planning of DURECT Corporation, +1-408-777-1417.